EXHIBIT 5.1

1000 Jackson Street Toledo, Ohio 43604-5573	419.241.9000 419.241.6894 fax

www.slk-law.com

December 9, 2020

United Bancshares, Inc.

105 Progressive Drive

Columbus, OH 45830

Re:	United Bancshares, Inc.
2016 Stock Option Plan

To Whom It May Concern:

This letter is written in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, for the purpose of registering 250,000 common shares, no par value (the “Shares”) of United Bancshares, Inc., to be offered and sold pursuant to the United Bancshares, Inc. 2016 Stock Option Plan (the “Plan”).

In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares, when and if issued in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

Sincerely,

Shumaker, Loop & Kendrick, LLP

Exhibit 5.1